Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Sandra Curlander

303-222-2539

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Reports First Quarter

2007 Results

•	Diluted EPS Increased 46.2% to $0.38

•	28 New Restaurants Opened

•	Comparable Restaurant Sales Increased 8.3%

Denver, Colorado – (Business Wire) – May 1, 2007 – Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) today reported financial results for its first quarter ended March 31, 2007.

Highlights for the first quarter of 2007 as compared to the first quarter of 2006 include:

•	Revenue increased 26.2% to $236.1 million

•	Comparable restaurant sales increased 8.3%, compared to 19.7% in the prior year period

•	Restaurant level operating margins increased 50 basis points to 20.7%

•	Net income increased 55.7% to $12.4 million

•	Diluted earnings per share increased 46.2% to $0.38, compared to $0.26 in the prior year period

“We are pleased with our strong first quarter financial results, which reflect our continued progress in pursuing our Food With Integrity mission, as well as progress toward building a culture which appeals only to our highest performing employees,” said Chipotle Founder, Chairman and CEO Steve Ells. “We recently introduced naturally raised chicken in one of our largest markets, Colorado, and now two-thirds of the chicken we serve is naturally raised. As we advance Food With Integrity, we move closer to our goal of changing the way Americans think about and eat fast food.”

Monty Moran, President & COO added, “Our restaurant managers are the strongest they have ever been, as more of them are being promoted from our talented crew people . By preparing their crew to become future leaders, our best managers are creating a strong and sustainable culture of opportunity and people development.”

First Quarter 2007 Results

Revenue for the first quarter of 2007 increased 26.2% to $236.1 million from $187.0 million in the first quarter of 2006. This growth in revenue was attributable to new restaurants not in the comparable base and an 8.3% increase in comparable restaurant sales in the first quarter. Comparable restaurant sales growth was primarily due to an increase in customer visits. Chipotle opened 28 company-operated restaurants during the first quarter of 2007.

Restaurant level operating margins increased to 20.7% in the first quarter of 2007 from 20.2% in the first quarter of 2006, primarily due to higher average restaurant sales, menu price increases associated with the addition of naturally raised meats in certain markets and efficiencies in labor partially offset by higher other operating costs.

General and administrative expenses were $17.0 million in the first quarter of 2007, or 7.2% of revenue, compared to $15.3 million in the first quarter of 2006, or 8.2% of revenue. In the first quarter of 2007, general and administrative expense declined as a percentage of revenue primarily due to the effect of economies of scale from higher restaurant sales. The first quarter also benefited from having only one month of non-cash stock compensation expense related to the 2007 grants.

Income from operations increased to $18.6 million for the first quarter of 2007, compared to $12.7 million in the first quarter of 2006.

Net income for the first quarter of 2007 was $12.4 million, or $0.38 per diluted share, compared to $8.0 million, or $0.26 per diluted share in the first quarter of 2006.

“Our strong first quarter comparable restaurant sales increase, along with restaurant level margin expansion continue to demonstrate our ability to build customer loyalty while improving restaurant level profitability,” said Jack Hartung, Chief Finance and Development Officer. “We are increasing our 2007 outlook for comparable restaurant sales and new restaurant openings, and we expect our openings to be level loaded throughout the year. We remain confident in our ability to grow diluted earnings per share at an average annual rate of at least 25% over the long-term.”

Outlook

For the full year 2007, management is increasing its expectations of comparable restaurant sales increases and new unit development as follows:

•	Comparable restaurant sales increases in the mid to high single digits

•	110 - 120 new restaurant openings

Management also expects the following for 2007:

•	Non-cash stock compensation expense of approximately $8.0 to $8.5 million which includes 10 months of expense for the 2007 grants

•	An effective tax rate of approximately 38%

•	Diluted weighted average common shares outstanding of approximately 33.25 million

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases include company-operated restaurants only and represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full month of operation.

Average restaurant sales refers to the average trailing 12-month sales for company-operated restaurants in operation for at least 12 full months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss first quarter 2007 financial results today at 5:00 PM Eastern Time. Hosting the call will be Steve Ells, Founder, Chairman and Chief Executive Officer, Monty Moran, President and Chief Operating Officer, and Jack Hartung, Chief Finance and Development Officer.

The conference call can be accessed live over the phone by dialing 1-800-289-0529 or for international callers by dialing 1-913-981-5523. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 5481222. The replay will be available until May 8, 2007. The call will be webcast live from the Company’s Web site at www.chipotle.com under the investor relations section.

About Chipotle

Chipotle Mexican Grill offers a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates more than 600 restaurants. For more information, visit www.chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements relating to our projected earnings per share growth for fiscal 2007 and beyond, as well as statements under the heading “Outlook” regarding our expected comparable restaurant sales increases, the number of restaurants we intend to open, our expected stock compensation expense, effective tax rate, and our expected number of diluted common shares, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve targeted levels of comparable restaurant sales increases; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; changes in the availability and costs of food; risks relating to our separation from McDonald’s; changes in consumer preferences, general economic conditions or consumer discretionary spending; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our Web site at www.chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2007		2006
Revenue:
Restaurant sales	$235,484	99.7%	$186,411	99.7%
Franchise royalties and fees	611	0.3	604	0.3

Total revenue	236,095	100.0	187,015	100.0

Restaurant operating costs:
Food, beverage and packaging	74,671	31.6	59,232	31.7
Labor	65,454	27.7	52,937	28.3
Occupancy	17,288	7.3	13,872	7.4
Other operating costs	29,758	12.6	23,238	12.4
General and administrative expenses	17,009	7.2	15,267	8.2
Depreciation and amortization	10,164	4.3	8,003	4.3
Pre-opening costs	1,810	0.8	1,110	0.6
Loss on disposal of assets	1,292	0.5	623	0.3

	217,446	92.1	174,282	93.2

Income from operations	18,649	7.9	12,733	6.8

Interest income	1,490	0.6	970	0.5
Interest expense	(75)	—	(64)	—

Income before income taxes	20,064	8.5	13,639	7.3
Provision for income taxes	(7,624)	(3.2)%	(5,651)	(3.0)

Net income	$12,440	5.3%	$7,988	4.3%

Earnings per share:
Basic	$0.38		$0.26

Diluted	$0.38		$0.26

Weighted average shares outstanding:
Basic	32,558		30,683

Diluted	32,953		31,078

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	As of
	March 31, 2007	December 31, 2006
Total current assets	$177,444	$178,837
Total assets	$626,241	$604,208
Total current liabilities	$66,708	$61,201
Total liabilities	$140,080	$130,251
Total shareholders’ equity	$486,161	$473,957

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three months ended March 31,
	2007	2006
Cash provided by operating activities	$30,747	$23,194
Cash used in investing activities	$(32,670)	$(14,200)
Cash provided by financing activities	$7,183	$124,409

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Mar. 31, 2007	Dec. 31 2006	Sept 30, 2006	June 30, 2006	Mar. 31, 2006
Number of company-operated restaurants opened	28	35	30	14	15
Franchise acquisitions	4	—	—	—	—
Restaurant relocations or closures	—	(1)	(1)	—	—
Number of company-operated restaurants(1)	605	573	539	510	496
Average restaurant sales	$1,631	$1,611	$1,584	$1,545	$1,502
Comparable restaurant sales increases	8.3%	10.1%	11.6%	14.5%	19.7%

(1)	Excludes four restaurants operated by franchisees as of March 31, 2007 and eight restaurants operated by franchisees for all prior periods.